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                                                                      EXHIBIT 23


                   CONSENT OF INDEPENDENT PUBLIC ACCOUNTANTS


As independent public accountants, we hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated January 31, 1996 included in the CB Commercial Real Estate Services Group's (the Company) Annual Report on Form 10-K for the year ended December 31, 1995; our report dated June 4, 1996 included in the Company's Annual Report on its Capital Accumulation Plan on Form 11-K for the year ended December 31, 1995; our reports dated March 18, 1996 included in the Company's Current Report on Form 8-K dated July 3, 1996 for the year ended December 31, 1995; and to all references to our Firm included in this Registration Statement.



Los Angeles, California            Arthur Andersen LLP
February 11, 1997